Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-121837

4.25% Series A Cumulative Convertible Perpetual Preferred Shares

Terra Industries Inc.

Prospectus Supplement dated September 23, 2005

to the Prospectus dated March 30, 2005

The selling securityholders table on pages 57-59 of the prospectus is amended to update and/or add, as applicable, the information regarding the following entities in the prospectus and their respective amount of 4.25% Series A Cumulative Convertible Perpetual Preferred Shares.

Selling Securityholder(1)(2)	Natural Person with Voting or Investment Control(3)	Number of Shares of Series A Preferred Shares	Principal Amount of Convertible Subordinated Debentures(4)(5)	Number of Common Shares(4)(6)	Number of Common Shares owned After This Offering
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	Paul Latronica	3	$3,000	301	nil
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	Paul Latronica	3	$3,000	301	nil
Advent Convertible Master (Cayman)	Paul Latronica	8,013	$8,013,000	804,518	nil
Alcon Laboratories	Paul Latronica	214	$214,000	21,486	nil
Alpha US Sub Fund 4 LLC	Paul Latronica	377	$377,000	37,851	nil
Arlington County Employees Retirement Systems	Paul Latronica	341	$341,000	34,237	nil
Asante Health Systems	Paul Latronica	70	$70,000	7,028	nil
*Citigroup Global Markets, Inc.(7)	Citigroup, Inc. Publicly Held	16,496	$16,496,000	1,656,225	nil
City and County of San Francisco Retirement Systems	Paul Latronica	764	$764,000	76,707	nil
City University of New York	Paul Latronica	71	$71,000	7,129	nil
Delaware Public Employees Retirement (System)	Paul Latronica	629	$629,000	63,153	nil
Grady Hospital Foundation	Paul Latronica	66	$66,000	6,627	nil
HFR CA Opportunity Master Trust	Paul Latronica	405	$405,000	40,663	nil
Lyxor Convertible Arb Fund	Paul Latronica	710	$710,000	71,285	nil
Municipal Employees	Paul Latronica	232	$232,000	23,293	nil
New Orleans Firefighters Pension Relief Fund	Paul Latronica	42	$42,000	4,217	nil
Occidental Petroleum Corporation	Paul Latronica	153	$153,000	15,361	nil
Pro-Mutual	Paul Latronica	456	$456,000	45,783	nil
Redbourn Partners Ltd.	Roy Astrachan	2,000	$2,000,000	200,803	nil

*	This selling securityholder has advised us that it is a broker or dealer. Accordingly, under interpretations by the staff of the SEC, the selling securityholder is deemed an “underwriter” within the meaning of the Securities Act of 1933.
**	This selling stockholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of that purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.
(1)	The selling securityholder is also the beneficial owner.
(2)	Information about other selling securityholders was provided in the base prospectus and may be provided in other prospectus supplements.
(3)	If the selling securityholder is not, and is not a wholly-owned subsidiary of, a company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act, the natural person(s) who exercise voting power and investment control over the securities is list.
(4)	In each case, none of these securities were held prior to this offering.
(5)	Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the Series A preferred shares, calculated by reference to the initial liquidation preference of the Series A preferred shares of $1,000 per share.
(6)	Based on the common shares originally issuable upon conversion of the Series A preferred shares or the convertible subordinated debentures, based on a conversion rate of 100.4016 common shares for each Series A preferred share, with fractions rounded up to the nearest whole share. The number of common shares so issuable is subject to increase as a result of antidilution adjustments. No fractional shares will be issued upon conversion of the Series A preferred shares.
(7)	Citigroup has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. In addition, Citigroup and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business, including acting as lenders, administrative agents or joint lead arrangers under credit facilities to which we or our subsidiaries are parties to.